HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The fmal numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 3,892

Total Outstanding Loan Balance ($): 712,966,190

Total Expected Collateral Balance ($): 1,200,000,100

Total Expected Collateral Balance - Selection ($): 729,102,580

Average Loan Current Balance ($): 183,188

Weighted Average Original LTV (%) *: 87.0

Weighted Average Coupon (%): 8.27

Arm Weighted Average Coupon (%): 8.03

Fixed Weighted Average Coupon (%): 9.37

Weighted Average Margin (%): 5.76

Weighted Average FICO (Non-Zero): 644

Weighted Average Age (Months): 3

%First Liens: 92.6

% Second Liens: 7.4

%Arms: 81.8

% Fixed: 18.2

%Interest Only: 16.5

% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Current Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
5.51 - 6.00	18	6,029,856	0.8	5.88	81.7	685
6.01 - 6.50	78	22,732,278	3.2	6.35	81.2	667
6.51 - 7.00	285	80,228,149	11.3	6.84	81.8	662
7.01 - 7.50	467	116,461,062	16.3	7.29	82.6	652
7.51 - 8.00	608	139,120,886	19.5	7.78	83.6	652
8:01 - 8.50	431	94,681,154	13.3	8.26	85.7	650
8.51 - 9.00	453	91,606,531	12.8	8.77	89.7	633
9.01 - 9.50	267	47,107,901	6.6	9.27	92.7	618
9.51 - 10.00	389	45,309,616	6.4	9.79	95.8	610
10.01 - 10.50	251	25,966,717	3.6	10.27	96.9	631
10.51 - 11.00	111	9,970,222	1.4	10.74	96.8	628
11.01 - 11.50	157	11,359,937	1.6	11.21	99.1	647
11.51 - 12.00	180	11,562,353	1.6	11.73	99.8	632
12.01>=	197	10,829,529	1.5	12.41	99.8	614
Total:	3,892	712,966,190	100.0	8.27	87.0	644
Max: 14.00 Min: 5.60 Wgt Avg: 8.27

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
FICO	Loans	Balance ($)	Balance	%	%	FICO
401 - 425	2	617,761	0.1	9.06	79.3	421
426 - 450	4	367,213	0.1	8.56	84.8	438
451 - 475	10	1,119,975	0.2	9.04	90.7	466
476 - 500	8	885,278	0.1	8.12	82.1	490
501 - 525	32	4,281,294	0.6	8.96	84.1	515
526 - 550	74	11,168,208	1.6	9.47	88.7	541
551 - 575	105	17,458,005	2.4	9.13	90.1	563
576 - 600	359	66,096,743	9.3	9.03	93.0	590
601 - 625	921	146,301,132	20.5	8.50	88.0	613
626 - 650	886	160,674,494	22.5	8.26	86.2	639
651 - 675	752	140,009,150	19.6	7.97	85.1	662
676 - 700	395	86,248,833	12.1	7.77	85.2	687
701 - 725	198	44,264,217	6.2	7.95	85.6	712
726 - 750	84	20,163,801	2.8	7.83	86.6	737
751 - 775	49	9,968,134	1.4	7.74	88.9	760
776 - 800	13	3,341,953	0.5	8.41	91.1	784
Total:	3,892	712,966,190	100.0	8.27	87.0	644
Max: 794 Min: 414 Wgt Avg: 644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Scheduled Balance	Loans	Balance ($)	Balance	%	%	FICO
<= 50,000	477	15,871,596	2.2	11.01	99.7	635
50,001 - 100,000	756	57,193,276	8.0	9.86	93.0	635
100,001 - 150,000	763	94,899,350	13.3	8.68	87.8	634
150,001 - 200,000	557	96,999,046	13.6	8.30	86.4	639
200,001 - 250,000	375	83,787,861	11.8	8.11	86.0	642
250,001 - 300,000	275	75,788,823	10.6	7.94	86.4	643
300,001 - 350,000	212	68,694,831	9.6	7.82	85.4	646
350,001 - 400,000	164	61,563,468	8.6	7.76	85.4	646
400,001 - 450,000	118	49,790,555	7.0	7.94	86.7	652
450,001 - 500,000	70	33,179,470	4.7	7.68	85.2	659
500,001 - 550,000	39	20,482,458	2:9	7.86	85.0	652
550,001 - 600,000	44	25,316,366	3.6	7.87	84:7	656
600,001 - 650,000	20	12,496,771	1.8	7:59	88.0	660
650,001 - 700,000	7	4,670,607	0.7	7.40	82.8	657
700,001 - 750,000	6	4,320,360	0.6	8.50	89.0	663
750,001 - 800,000	3	2,338,386	0.3	7:75	83.2	689
850,001 - 900,000	2	1,763,323	0.2	7.22	80.0	678
900,001 - 950,000	1	939,826	0.1	6.98	80.0	735
950,001 - 1,000,000	3	2,869,819	0.4	7.08	76.4	706
Total:	3,892	712,966,190	100.0	8.27	87.0	644
Max: 959,704.38 Min: 12,588.05 Avg: 183,187.61

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Original LTV(%)*	Loans	Balance ($)	Balance	%	%	FICO
55.1 - 60.0	1	169,948	0.0	7.50	56.7	660
65.1 - 70.0	1	950,916	0.1	6.85	69.2	676
70.1 - 75.0	15	3,066,504	0.4	7.58	74.9	577
75.1 - 80.0	1,548	356,020,397	49.9	7.54	80.0	656
80.1 - 85.0	29	5,173;439	0.7	8.84	84.6	595
85.1 - 90.0	699	153,346,585	21.5	8.32	90.0	625
90.1 - 95.0	373	76,230,268	10.7	8.80	94.8	637
95.1 - 100.0	1,226	118,008,133	16.6	10.08	100.0	643
Total:	3,892	712,966,190	100.0	8.27	87.0	644
Max: 100.0 Min: 56.7 Wgt Avg: 87.0

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Prepay Penalty in Years	Loans	Balance ($)	Balance	%	%	FICO
0.00	1,033	182,645,281	25.6	8.60	88.0	644
0.50	4	657,738	0.1	8.81	83.3	570
1.00	170	41,731,448	5.9	8.39	86.7	654
2.00	2,090	386,001,196	54.1	8.17	86.6	643
2.50	13	2,309,188	0.3	8.20	83.5	642
3.00	582	99,621,340	14.0	8.04	87.0	645
Total:	3,892	712,966,190	100.0	8.27	87.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type	Loans	Balance ($)	Balance	%	%	FICO
Full	2,641	444,772,371	62.4	8.19	87.7	632
Reduced	765	153,345,305	21.5	8.42	84.8	667
Stated Income/Stated Assets	418	102,302,584	14.3	8:43	87.5	656
No Income / No Assets	68	12,545,930	1.8	8.09	85.3	689
Total:	3,892	712,966,190	100.0	8.27	87.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy Status	Loans	Balance ($)	Balance	%	%	FICO
Primary	3,721	680,881,775	95.5	8.26	86.9	643
Second Home	24	4,657,779	0.7	8.89	90.6	670
Investor	147	27,426,636	3.8	8.53	90.0	660
Total:	3,892	712;966,190	100.0	8.27	87.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance ($)	Balance	%	%	FICO
California	745	217,050,279	30.4	7.97	85.6	652
Florida	320	64,892,374	9.1	8.39	86.6	650
Texas	419	44,900,671	6.3	8.41	85.8	629
Illinois	222	40,086,426	5.6	8.46	88.0	649
Arizona	220	39,034,113	5.5	8.16	86.5	647
Maryland	83	20,683,124	2.9	8.17	88.8	644
Georgia	140	20,013,855	2.8	8.72	88.2	626
Nevada	95	19,432,402	2.7	8.09	85.6	654
New Jersey	72	18,601,025	2.6	8.46	89.3	653
New York	57	16,623,154	2.3	8.11	86.6	667
Virginia	78	16,482,452	2.3	8.33	90.3	635
Michigan	94	13,486,017	1.9	8.72	89.4	639
North Carolina	111	12,644,354	1.8	8.70	88.4	625
Utah	85	12,225,692	1.7	8.11	85.3	651
Pennsylvania	98	12,008,345	1.7	8.28	88.2	648
Other	1,053	144,801,910	20.3	8.52	88.4	632
Total:	3,892	712,966,190	100.0	8.27	87.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	2,646	445,480,956	62.5	8.31	85.9	648
Refinance - Rate Term	144	24,341,826	3.4	8.25	88.3	635
Refinance - Cashout	1,102	243,143,408	34.1	8.20	89.0	638
Total:	3,892	712,966,190	100.0	8.27	87.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Product	Loans	Balance ($)	Balance	%	%	FICO
Arm 10/20	2	911,729	0.1	6.67	80.0	652
Arm 2/28	1,271	253,629,358	35.6	8.11	86.0	641
Arm 2/28 - Balloon 40/30	521	122,237,359	17.1	8.21	87.1	641
Arm 2/28 - Balloon 45/30	2	512,772	0.1	7.48	77.9	561
Arm 2/28 - Balloon 50/30	550	160,305,356	22.5	7.87	85.0	650
Arm 2/28 - Dual 40/30	1	105,001	0.0	6.95	79.5	463
Arm 3/27	67	14,168,337	2.0	8.06	85.3	644
Arm 3/27-Balloon 40/30	26	6,256,003	0.9	7.96	87.1	648
Arm 3/27 - Balloon 45/30	9	1,294,504	0.2	7.71	77.5	512
Arm 3/27 - Balloon 50/30	15	3,493,771	0.5	7.73	84.2	667
Arm 5/25	55	14,733,529	2.1	7.17	83.1	672
Arm 5/25 - Balloon 40/30	13	3,503,819	0.5	7.89	92.5	658
Arm 5/25 - Balloon 50/30	4	993,996	0.1	7.55	86.5	624
Arm 6 Month	1	883,701	0.1	6.76	80.0	692
Fixed Balloon 30/15	521	32,607,924	4.6	11.21	99.8	646
Fixed Balloon 40/30	78	13;883,466	1.9	8.34	87.5	638
Fixed Balloon 45/30	7	1,147,854	0.2	8.35	87.7	519
Fixed Balloon 50/30	18	4,431,213	0.6	8.43	88.8	620
Fixed Rate	731	77,866,497	10.9	8.85	90.1	647
Total:	3,892	712,966,190	100.0	8.27	87.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	3,051	554,896,682	77:8	8.26	87.2	643
PUD	414	73,339,059	10.3	8.35	85.6	637
Condo	259	46,777,386	6.6	8.30	87.6	653
2 Family	148	32,736,155	4.6	8.31	86.8	664
3-4Family	20	5,216,908	0.7	8.17	87.3	659
Total:	3,892	712,966,190	100.0	8.27	87.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
0.01 - 4.00	92	28,425,744	4.9	6.93	81.4	683
4.01 - 4.50	81	20,152,685	3.5	6.62	81.0	665
4.51 - 5.00	206	51,474,943	8.8	7.19	83.4	666
5.01 - 5.50	264	54,905,608	9.4	7.69	82.9	649
5.51 - 6.00	1,177	293,566,301	50.4	8.02	85.3	647
6.01 - 6.50	280	59,591,084	10.2	8.45	88.1	634
6.51 - 7.00	210	41,808,492	7.2	9.03	91.2	612
7.01 - 7.50	139	20,926,310	3.6	9.60	94.5	595
7.51 - 8.00	64	9,395,027	1.6	9.87	96.5	591
8.01 - 8.50	20	2,492,641	0.4	10.35	95.8	600
8.51 - 9.00	3	240,340	0.0	10.84	95.1	599
9.01 >=	1	50,061	0.0	11.99	100.0	464
Total:	2,537	583,029,236	100.0	8.03	85.8	644
Max: 10.99 Min: 1.50 Wgt Avg: 5.76

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
1 - 3	1	883,701	0.2	6.76	80.0	692
4 - 6	3	652,123	0.1	6.94	80.0	562
7 - 9	1	142,000	0.0	7.50	80.0	479
10 - 12	1	105,001	0.0	6.95	79.5	463
13 - 15	3	793,971	0.1	9.12	81,0	476
16 - 18	27	6,938,871	1.2	8.04	81.8	601
19 - 21	1,136	250,674,750	43.0	8.08	87.1	643
22 - 24	1,177	278,219,321	47.7	8.04	85.0	646
25 - 27	4	551,401	0.1	7.66	79.3	506
28 - 30	8	1,513,478	0.3	8.11	81.6	570
31 - 33	57	12,237;089	2.1	8.05	86.8	649
34 - 36	45	10,174,456	1.7	7.82	83.9	656
37>=	74	20,143,073	3.5	7.29	84.8	667
Total:	2,537	583,029,236	100.0	8.03	85.8	644
Max: 118 Min: 3
Wgt Avg: 23

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
9.51 - 11.50	1	147,975	0.0	7.25	80.0	671
11.51 - 12.00	20	6,396,457	1.1	5.98	81.6	679
12.01 - 12.50	71	20,811,015	3.6	6.37	81.1	666
12.51 - 13.00	240	67,917,599	11.6	6.86	81.7	662
13.01 - 13.50	393	100,521,774	17.2	7.29	82.5	651
13.51 - 14.00	489	114,291,104	19.6	7:76	83.1	651
14;01 - 14.50	357	82,044,983	14.1	8.19	85.4	652
14.51 - 15.00	372	85,219,098	14.6	8.66	88.8	638
15.01 - 15.50	223	43,540,977	7.5	9.15	923	619
15.51 - 16.00	195	33,211,214	5.7	9.66	94.9	608
16.01 - 16.50	98	15,468,849	2:7	10.01	94.0	600
16.51 - 17.00	47	8,763,239	1.5	10.11	96.0	616
17.01 - 17.50	17	2,983,648	0.5	10.52	97.8	616
17.51 - 18.00	7	953,458	0.2	10.83	97.2	597
18.01 >=	7	757,844	0.1	11.28	98.7	622
Total:	2,537	583,029,236	100.0	8.03	85.8	644
Max: 18.54 Min: 11.25
Wgt Avg: 14.09

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
< = 4.50	21	6,285,882	1.1	6.25	80.2	677
4.51 - 5.00	36	9,366,815	1.6	6.93	81.4	662
5.01 - 5.50	86	16,580,867	2.8	7.33	80.3	656
5.51 - 6.00	119	24,613,998	4.2	7.48	82.2	658
6.01 - 6.50	122	28,370,184	4.9	7.19	82.7	666
6.51 - 7.00	269	70,549,167	12.1	7.13	82.4	657
7.01 - 7.50	373	95,964,994	16.5	7.39	83.2	649
7.51 - 8.00	420	102,970,061	17.7	7.79	83.7	650
8.01 - 8.50	286	69,310,202	11.9	8.29	86.2	647
8.51 - 9.00	307	70,948,988	12.2	8.78	90.0	634
9.01 - 9.50	192	37,426,790	6.4	9.27	93.1	615
9.51 - 10.00	184	33,158,244	5.7	9.79	95.5	609
10.01 - 10.50	80	12,427,348	2.1	10.27	95.5	601
10.51 - 11.00	28	3,639,054	0.6	10.75	95.5	601
11.01 - 11.50	10	1,145,705	0.2	11.17	96.7	603
11.51 > =	4	270,937	0.0	11.71	96.5	591
Total:	2,537	583,029,236	100.0	8.03	85.8	644
Max: 12.04 Min: 3.80 Wgt Avg: 7.74

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	869	229,569,345	39.4	7.99	85.1	645
1.50	2	591,880	0.1	7.71	80.0	682
2.00	3	736,995	0.1	7.27	79.9	608
3.00	1,661	351,787,033	60.3	8.05	86.4	644
5.00	2	343,982	0.1	8.49	83.7	634
Total:	2,537	583,029,236	100.0	8.03	85.8	644
Wgt Avg: 2.21

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	2;527	580,125,266	99.5	8.03	85.9	644
1.50	5	1,274,905	0.2	7.47	80.0	610
2.00	5	1,629,064	0.3	8.88	84.2	636
Total:	2,537	583,029,236	100.0	8.03	85.8	644
Wgt Avg: 1.00

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months) Loans	Loans	Balance ($)	Balance	%	%	FICO
0	3,504	595,474,280	83.5	8.42	87.8	642
60	380	114,704,772	16.1	7.52	82.9	657
120	8	2,787,139	0.4	7.78	83.9	634
Total:	3,892	712,966,190	100.0	8.27	87.0	644